UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): Oct. 1, 2012 (Sept. 26, 2012)

Commission File Number 0-8084
Connecticut Water Service, Inc.
(Exact name of registrant as specified in its charter)

Connecticut (State or other jurisdiction of incorporation or organization)	06-0739839 (I.R.S. Employer Identification No.)

93 West Main Street, Clinton, CT (Address of principal executive office)	06413 (Zip Code)

(860) 669-8636
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers

On September 26, 2012, the Board of Directors of Connecticut Water Service, Inc. elected Judith E. Wallingford to fill a temporary vacancy in Class III on the Company’s Board of Directors (the “Board”).

The Board has determined that, upon the recommendation of the Board’s Corporate Governance Committee and consistent with Connecticut law, Ms. Wallingford’s term will expire on the date of the Company’s Annual Meeting of Shareholders to be held in May of 2013.

The vacancy on the Board was created on May 10, 2012, when Donald B. Wilbur, a former Class III Director and Board member since 1993, retired from director service at the end of his Class III term on the Board, in accordance with the age limitation rule set forth in the Company’s Amended and Restated Bylaws.

Because of her status as an officer of the Company, Ms. Wallingford has not been and will not be appointed to serve on any of the standing committees of the Company’s Board. The Board has also determined that Ms. Wallingford, in light of her service as a Company officer, not be considered to be an “independent director” under Nasdaq Listing Rule 5605(a)(2) for purposes of satisfying the various independent directors requirements of Nasdaq Rule 5605(b), (c), (d) and (e).

In accordance with the Company’s executive compensation policies, Ms. Wallingford will not be compensated for her service as a director. Ms. Wallingford is paid an annual salary of $158,760 in her role as a Company executive officer and as President of The Maine Water Company. In addition, Ms. Wallingford (a) is eligible to receive long-term and short-term equity incentive awards under the Company’s 2004 Performance Stock Program (“PSP”); (b) received two equity awards under the PSP on January 26, 2012, reported on a Form 4 filed with the SEC on January 27, 2012; (c) receives certain severance and deferred compensation benefits under the Company’s standard form of employment (change of control) and deferred compensation agreements provided to the Company’s executive officers; and (d) receives the same medical, dental, disability, insurance coverage, and retirement benefits provided to all active full-time employees of the Company and its subsidiaries.

Ms. Wallingford, age 56, currently serves as an officer of the Company (Division President – The Maine Water Company) and has served as President of the Company’s wholly-owned Maine subsidiary, The Maine Water Company (and its predecessor companies) since 1993. Ms. Wallingford held numerous positions within the corporate office of Consumers Water Company from 1980 to 1993, with the final position as Vice President and Treasurer. Ms. Wallingford is a 1978 graduate of Bowdoin College, receiving a B.A. in Mathematics and Geology and has been a CMA (Certified Management Accountant) since 1987.

Currently, Ms. Wallingford serves on the Board of Directors of Northeast Bancorp (NASDAQ: NBN), the holding company for Northeast Bank, a full service community bank headquartered in Lewiston, Maine. She also serves on that Board’s Audit (Chair), Governance and Risk Management Committees.

The Board believes that Ms. Wallingford possesses specific attributes that qualify her to serve as a member of the Board, including her experience leading The Maine Water Company for many years, the operation and regulatory environment for water utilities in the State of Maine and her service on the board of directors of another public company.

There are no arrangements or understandings between Ms. Wallingford and any other person pursuant to which Ms. Wallingford was selected as a director, and, except as described above, there are and have been no transactions since the beginning of the Company’s last fiscal year, or currently proposed, regarding Ms. Wallingford that are required to be disclosed by Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Connecticut Water Service, Inc. (Registrant)
Date: October 1, 2012	By: /s/ David C. Benoit David C. Benoit Vice President – Finance, Treasurer and Chief Financial Officer